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Exhibit 99.01

        Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Name of each exchange on which registered
Common Stock, par value $.01 per share	New York Stock Exchange and Pacific Exchange
Depositary Shares, each representing 1/5th of a share of 6.365% Cumulative Preferred Stock, Series F	New York Stock Exchange
Depositary Shares, each representing 1/5th of a share of 6.213% Cumulative Preferred Stock, Series G	New York Stock Exchange
Depositary Shares, each representing 1/5th of a share of 6.231% Cumulative Preferred Stock, Series H	New York Stock Exchange
Depositary Shares, each representing 1/5th of a share of 5.864% Cumulative Preferred Stock, Series M	New York Stock Exchange
Citigroup Litigation Tracking Warrants	NASDAQ National Market
7.125% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant's guaranty with respect thereto)	New York Stock Exchange
6.950% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant's guaranty with respect thereto)	New York Stock Exchange
6.00% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant's guaranty with respect thereto)	New York Stock Exchange
6.10% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant's guaranty with respect thereto)	New York Stock Exchange
6.00% Trust Securities (TRUPS(R)) of Subsidiary Trust (and registrant's guaranty with respect thereto)	New York Stock Exchange

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Exhibit 99.01